Exhibit 99

For Immediate Release

Wright Investors’ Service Holdings, Inc. Reports Second Quarter 2017 Results

Greenwich, CT, August 9, 2017 -- Wright Investors’ Service Holdings, Inc.  (OTC Markets: WISH) announced today revenue of $1,322,000 for the three month period ended June 30, 2017, compared to $1,454,000 of revenue reported for the three month period ended June 30, 2016.  Net loss was $(477,000) for the three month period ended June 30, 2017, $(0.03) per basic and diluted share, compared to a net loss of $(842,000), $(0.04) per basic and diluted share, for the three month period ended June 30, 2016. Included in the net loss for the three months ended June 30, 2016 is $328,000 for the Company’s share of loss from an equity investment in an LLC.

The Company reported revenue of $2,666,000 for the six month period ended June 30, 2017, compared to $2,931,000 of revenue reported for the six month period ended June 30, 2016.  Net loss was $(879,000) for the six month period ended June 30, 2017, $(0.05) per basic and diluted share, compared to a  loss from  operations of $(1,349,000), $(0.07) per basic and diluted share, for the six month period ended June 30, 2016. Included in the net loss for the six months ended June 30, 2016 is $294,000 for the Company’s share of loss from an equity investment in an LLC.

For the three months ended June 30, 2017, Adjusted EBITDA (Earnings (loss) Before Interest, Taxes, Depreciation and Amortization), as stated before equity compensation expense, software implementation costs, severance costs and share of loss from equity investment in LLC, was $(243,000) as compared to $(223,000) for the same period last year.

For the six month period ended June 30, 2017, Adjusted EBITDA, before equity compensation expense, software implementation costs, severance costs, and share of loss from equity investment in LLC, was $(451,000) as compared to $(453,000) for the first six months of 2016.

Wright Investors’ Service Holdings, Inc. through its wholly-owned subsidiary Wright Investors’ Service, Inc. is an investment management and financial advisory firm that is known for its disciplined and quality focus.  For more than 50 years, Wright has used well-defined and sophisticated investment strategies to help institutions, plan sponsors, bank trust departments, trust companies and individual investors achieve their financial objectives through a sensible approach to managing assets that balances risk and return.  At the center of Wright’s investment process is the Wright Investment Committee.  The Committee consists of a select group of senior investment professionals who are supported by an experienced staff. Founded as a research organization in 1960, Wright develops and publishes investment research reports on over 35,000 companies worldwide along with its established investment commentaries on the economy and investment markets.

Forward-Look Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the Company’s long-term growth prospects. Forward-looking information may be identified by such forward-looking terminology as “anticipate,” “believe,” “may,” “will,” and similar terms or variations of such terms.  These forward-looking statements involve significant risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  Additional information on these and other risks, uncertainties and factors is included in Wright’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the SEC. You are urged to consider all such risks and uncertainties.  In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to, and do not plan to, update any such forward-looking statements, other than as required by law.

Contact:
Wright Investors’ Service Holdings, Inc.
Ira J. Sobotko
Vice President and Chief Financial Officer
914-242-5778

Tables Follow:

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
 Non- GAAP Reconciliation- EBITDA and Adjusted EBITDA
(in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net loss	$(477)	$(842)	$(879)	$(1,349)
Interest expense and other income, net	15	30	41	36
Income tax expense	17	10	29	26
Depreciation and amortization	109	163	211	326
EBITDA	(336)	(639)	(598)	(961)

Equity based compensation	55	61	109	115
Software implementation costs	38	-	38	-
Share of loss (income) from equity investment in LLC	-	328	-	294
Severance costs	-	27	-	99
Adjusted EBITDA	$(243)	$(223)	$(451)	$(453)

EBITDA is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or cash flow, or as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is calculated as EBITDA prior to non-cash stock compensation expense and non-recurring items shown above.

Following is a non-GAAP, unaudited reconciliation of adjusted EBITDA of the operating segment to loss from operations before income taxes (in thousands):

Wright Investors' Service Holdings, Inc.
Segment Information

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Adjusted EBITDA of operating segment	$168	$157	$340	$325

Corporate	(411)	(380)	(791)	(778)

Adjusted EBITDA (loss)	(243)	(223)	(451)	(453)

Other operating expenses:
Depreciation and amortization	(109)	(163)	(211)	(326)
Equity based compensation	(55)	(61)	(109)	(115)
Software implementation costs	(38)	-	(38)	-
Severance costs	-	(27)	-	(99)

Operating loss	(445)	(474)	(809)	(993)

Non- operating income (expense):
Interest expense and other, net	(15)	(30)	(41)	(36)
Share of loss from equity investment in LLC	-	(328)	-	(294)

Loss from operations before income taxes	$(460)	$(832)	$(850)	$(1,323)

WRIGHT INVESTORS' SERVICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Investment management services	$533	$583	$1,025	$1,171
Other investment advisory services	593	708	1,262	1,422
Financial research and related data	196	163	379	338
	1,322	1,454	2,666	2,931
Expenses
Compensation and benefits	876	976	1,793	2,019
Other operating	891	952	1,682	1,905
	1,767	1,928	3,475	3,924

Operating loss	(445)	(474)	(809)	(993)

Impairment of investment in LLC	-	(328)	-	(294)

Interest expense and other (loss) income, net	(15)	(30)	(41)	(36)

Loss from operations before income taxes	(460)	(832)	(850)	(1,323)

Income tax expense	(17)	(10)	(29)	(26)
Net loss	(477)	(842)	(879)	(1,349)

Basic and diluted loss per share	$(0.03)	$(0.04)	$(0.05)	$(0.07)